Exhibit (h)(2)
FIRST AMENDMENT TO
 DISTRIBUTION AGREEMENT
This First Amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of April 8, 2015 by and between Archstone Advisory Solutions Fund (the “Client”), and Foreside Fund Services, LLC, a Delaware limited liability company (“Distributor”), is entered into as of __________, 2015 (the “Effective Date”).
WHEREAS, Distributor and the Client desire to amend Exhibit B of the Agreement to disclose terms and add information about sales loads;
WHEREAS, Distributor and the Client desire to amend the Agreement to reflect the deletion of Section 2(J); and
WHEREAS, the Client has requested to change the name of the entity referred to in Section 5.B from Archstone Advisory Management, LLC to A.P. Management Company, LLC; and
WHEREAS, Section 16 of the Agreement requires that amendments to the Agreement be made in writing and executed by all parties.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Distributor and the Client hereby agree as follows:
1.          Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.
2.          Exhibit B of the Agreement is hereby amended and restated to disclose the complete terms and arrangements of the monthly distribution and/or service fee described in Paragraph 1 and the maximum sales loads to be charged for each class of securities by Appendix A attached hereto.
3.          Section 2(J) of the Agreement is hereby deleted in its entirety.
4.          The Agreement is amended and restated by having all references to “Archstone Advisory Management, LLC” be deleted and “A.P. Management Company, LLC” inserted in lieu thereof. All references to “Adviser” in the Agreement shall mean A.P. Management Company, LLC.
5.          Section 5.B is hereby deleted and replaced by the following:
 Except as specified in Section 5A, The Distributor shall be entitled to no compensation or reimbursement of expenses for services provided by the Distributor pursuant to this Agreement. The Distributor may receive compensation from A.P. Management Company, LLC (the “Adviser”) related to additional services all as may be agreed to in a separate agreement between the Adviser and the Distributor.

6.           Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.
ARCHSTONE ADVISORY SOLUTIONS FUND	FORESIDE FUND SERVICES, LLC

By:	By:
Name:		Mark Fairbanks, President
Title:

APPENDIX A
Exhibit B
Compensation
Distribution and shareholder servicing fees of 75 basis points (annualized) on net assets of Class A shares of the Fund may be paid to the Distributor for payment to financial intermediaries for marketing the Fund and providing, or arranging for the provision of, ongoing investor services and account maintenance services to investors in the Fund.  The maximum distribution and shareholder servicing fees to be paid over the three-year period of this offering is $1,125,000. Class I Shares are not subject to such ongoing distribution and shareholder servicing fees.
SALES LOADS*:
1.            With respect to Class A Shares a sales load up to a maximum of 3% on the amount invested.  The specific amount of the sales load is not fixed and will be determined by the investor and its broker, dealer or other financial intermediary.
2.             With respect to Class I Shares, there shall be no sales loads.
3.            With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as the Fund and the Distributor shall agree at the time such Class of Shares is established.
*All Sales Loads received by the Distributor shall be held to be used solely for distribution-related expenses and shall not be retained as profit.
Fees will be calculated and payable monthly.